Exhibit 99.1

TREE.COM REPORTS Q309 RESULTS AND ADDS NEW WAREHOUSE LINE

CHARLOTTE, N.C., October 30, 2009 — Tree.com, Inc. (NASDAQ: TREE) today announced that it has added a new $75 million warehouse line as well as its financial results for its third quarter ended September 30, 2009.  Tree’s Q309 revenue was $50.7 million, which was a slight improvement over Q308 revenue of $50.3 million.  Tree reported a GAAP loss of $0.68 per share on a net loss of $7.4 million, both improved over the Q308 levels of a $2.41 loss per share and a $22.6 million net loss.  Q309 Adjusted EBITDA was a loss of $3.5 million, which was a $4.8 million improvement year-over-year, from a Q308 Adjusted EBITDA loss of $8.3 million.

Doug Lebda, Chairman and CEO of Tree.com, stated, “We are very pleased to announce that we added a new $75 million warehouse line at LendingTree Loans, giving that business financial stability and even more capacity to expand our business. We remain enthusiastic about executing our long-term strategy.  As you will see in our results, we are beginning to see real traction in our Education and Home Services verticals.  We are encouraged that demand from our Network lenders is improving, meaning we can obtain a higher number of multiple offers for each consumer and our new tools and services on the site are getting great reception.”

Tree.com CFO Matt Packey added, “Overall, we are pleased with our Q3 operating results, even as two unanticipated items negatively impacted our bottom line.  As we stated previously, we expected the surge in refinance activity from earlier this year to subside and our Adjusted EBITDA to return to break-even levels for Q3 and Q4.  However, continued high levels of loan loss settlement requests prompted us to increase our provision for loan losses by $4.2 million in the quarter and our legal fees were approximately $1.0 million higher than expected, principally because of the Mortech lawsuit.”

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q3 2009	Q2 2009	% Change	Q3 2008	% Change
Revenue	$50.7	$61.0	(17)%	$50.3	1%
Net Income/(Loss)	$(7.4)	$0.7	NM	$(22.6)	67%
EBITDA *	$(4.7)	$4.3	NM	$(18.5)	75%
Adjusted EBITDA *	$(3.5)	$8.2	NM	$(8.3)	57%
Net Income/(Loss) Per Share	$(0.68)	$0.07	NM	$(2.41)	72%
Diluted Net Income/(Loss) Per Share	$(0.68)	$0.07	NM	$(2.41)	72%

NM = Not Meaningful

* See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Information Regarding Q3 Results

•                  Q309 revenue increased 1% from Q308 and decreased 17% from Q209.   The year-over-year increase was driven by solid improvements in the number of funded units at LendingTree Loans and the expansion of our Exchanges offerings into Education and Home Services in the quarter.  The quarter-over-quarter decline in revenue was primarily driven by the rapid rise in interest rates from historical lows, as seen in the chart below, causing fewer closings than the prior quarter.  This impact was offset somewhat by the revenue earned by the recently acquired education lead generation business.

•                  Adjusted EBITDA improved $4.8 million year-over-year, primarily from higher margins at LendingTree Loans and lower operating expenses across three of our four operating segments.  Q309 Adjusted EBITDA decreased

$11.7 million quarter-over-quarter as consumer request-to-conversion rates and our advertising spending returned to normal levels from the Q209 levels that were supported by historically low interest rates.

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results

$s in millions

			Q/Q		Y/Y
	Q3 2009	Q2 2009	% Change	Q3 2008	% Change
Revenue - Direct Lending
Origination and Sale of Loans	$22.5	$34.4	(35)%	$17.9	26%
Other	$1.6	$1.9	(16)%	$2.1	(24)%
Total Revenue - Direct Lending	$24.1	$36.3	(34)%	$20.0	21%

Cost of Revenue *	$11.2	$14.0	(20)%	$9.2	22%

Operating Expenses*	$11.2	$10.1	11%	$11.5	(3)%

EBITDA	$1.7	$13.2	(87)%	$(3.0)	NM
Adjusted EBITDA	$1.7	$12.2	(86)%	$(0.7)	NM

Metrics - Direct Lending
Purchased loan requests (000s)	63.0	66.5	(5)%	86.3	(27)%
Closed - units (000s)	2.8	4.0	(30)%	2.4	17%
Closed - units (dollars)	$620.2	$898.0	(31)%	$637.6	(3)%

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment.  See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

LendingTree Loans

Continuing to show indications of a potential recovery in the mortgage market, Q309 revenue from the origination and sale of loans increased 26% from the same period last year on a 17% increase in funded units.

Following a period of unusually low interest rates and significant media attention on refinancing in Q1 and Q2, LendingTree Loans revenue decreased 34% in Q309 compared to Q209 on 30% fewer funded units, which was partially offset by a 25% decrease in provision for loan losses quarter-over-quarter.

Operating expenses decreased $0.3 million year-over-year on lower lead acquisition costs and increased $1.1 million quarter-over-quarter as advertising spend was returned to normal levels following the reduced spend in Q2.

EXCHANGES SEGMENT

Exchanges Segment Results

$s in millions

			Q/Q		Y/Y
	Q3 2009	Q2 2009	% Change	Q3 2008	% Change
Revenue - Exchanges
Match Fees	$12.4	$9.9	26%	$12.1	3%
Closed Loan Fees	$5.3	$6.4	(17)%	$8.2	(35)%
Inter-segment Revenue	$5.3	$3.7	44%	$4.8	12%
Other	$0.9	$0.6	53%	$0.5	98%
Total Revenue - Exchanges	$23.9	$20.6	16%	$25.6	(7)%

Cost of Revenue *	$1.9	$2.0	(3)%	$2.5	(22)%

Operating Expenses*	$18.3	$15.3	19%	$23.3	(21)%

EBITDA	$3.6	$2.7	36%	$(1.4)	NM
Adjusted EBITDA	$3.7	$3.3	13%	$(0.2)	NM

Metrics - Exchanges
Matched requests (000s)	340.7	333.2	2%	390.1	(13)%
Closing - units (000s)	10.5	13.1	(20)%	21.1	(50)%
Closing - units (dollars)	$1,851.3	$2,613.1	(29)%	$2,862.2	(35)%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment.  See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Exchanges

Exchanges revenue in Q309 increased 16% compared to Q209 and decreased 7% compared to the same period in 2008.  On a quarter-over-quarter basis, Exchanges revenue improved largely due to match fees earned through our new education vertical and increases in transfer fees to LendingTree Loans.  The decrease in revenue year-over-year continues to reflect the weaker closing revenue due to continued tight consumer credit markets, making it difficult for many consumers to qualify for a loan.

Operating expenses increased $3.0 million quarter-over-quarter and decreased $5.0 million year-over-year.  The increase quarter-over-quarter was largely due to variable marketing expense, which was up 25%, reflecting the uptick in spend to drive traffic since Q2 when very low rates and high levels of media attention were prompting consumers to refinance.  On a year-over-year basis we’ve continued to trim operating costs back and increase the efficiencies of our marketing spend.

REAL ESTATE SEGMENT

Real Estate Segment Results

$s in millions

			Q/Q		Y/Y
	Q3 2009	Q2 2009	% Change	Q3 2008	% Change
Total Revenue - Real Estate	$8.0	$7.8	3%	$9.8	(18)%

Cost of Revenue *	$5.0	$4.8	3%	$5.8	(15)%

Operating Expenses*	$3.6	$3.7	(2)%	$4.8	(26)%

EBITDA	$(0.8)	$(4.6)	83%	$(3.5)	78%
Adjusted EBITDA	$(0.6)	$(0.7)	4%	$(0.8)	19%

Metrics - Real Estate
Closing - units (000s)	1.4	1.5	(5)%	2.1	(30)%
Closing - units (dollars)	$330.4	$332.4	(1)%	$516.1	(36)%
Agents - RealEstate.com, REALTORS®	1,304	1,365	(4)%	1,070	22%
Markets - RealEstate.com, REALTORS®	20	20	0%	14	43%

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment.  See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Real Estate

Q309 Real Estate revenue increased $0.2 million or 3% from Q209 and decreased $1.8 million or 18% from Q308.  The year-over-year decrease in Real Estate revenue is attributed to declines in our referral networks, which experienced decreases in closings and transaction values year-over-year from persistent negative market conditions.

Operating expenses decreased $0.1 million quarter-over-quarter and decreased $1.2 million year-over-year.  The decreases in operating expense were primarily due to decreases in marketing expenses related to the continued progress in marketing efficiency driven by ongoing innovation on the RealEstate.com Web site, as well as general and administrative reductions reflecting our prior cost cutting initiatives.

CORPORATE

Unallocated Corporate Costs and Eliminations

$s in millions

			Q/Q		Y/Y
	Q3 2009	Q2 2009	% Change	Q3 2008	% Change
Inter-segment Revenue - elimination	$(5.2)	$(3.7)	42%	$(5.1)	2%

Cost of Revenue *	$0.5	$0.5	10%	$0.5	1%

Inter-segment Marketing - elimination	$(5.2)	$(3.7)	42%	$(4.8)	10%

Operating Expenses*	$7.8	$6.1	27%	$5.8	36%

EBITDA	$(9.2)	$(7.0)	(31)%	$(10.6)	13%
Adjusted EBITDA	$(8.3)	$(6.6)	(25)%	$(6.6)	(25)%

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment. See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Corporate

The eliminations both in revenue and in marketing were primarily associated with the inter-segment transfer pricing charged from Exchanges to LendingTree Loans for leads.  Operating expenses increased $1.7 million quarter-over-quarter and $2.0 million year-over-year.  The quarter-over-quarter and year-over-year increases in operating expense were primarily related to increases in professional fees, including legal for the Mortech lawsuit, and various corporate matters and public company costs.

Liquidity and Capital Resources

As of September 30, 2009, Tree.com had $86.9 million in unrestricted cash and cash equivalents, compared to $83.7 million as of June 30, 2009.  The increase in cash was driven by a $7.5 million net cash inflow related to timing of the origination and sale of loans and warehouse line activity and $5.1 million of net working capital changes.  These increases were offset by $5.5 million of cash used for acquisitions and capital expenditures, an Adjusted EBITDA loss of $3.5 million for the quarter and $0.4 million cash paid for taxes on equity compensation instruments that vested in the period.

The loans held for sale and warehouse lines of credit balances as of September 30, 2009 were $81.9 million and $67.1 million, respectively.  As separately announced, we have also entered into an agreement with a new lender for a $75 million warehouse line with a term through October 29, 2010.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing the Company’s third quarter financial results on Friday, October 30, 2009 at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business.  The live audio cast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$24,109	$19,993	$94,738	$76,049
Exchanges and other	18,610	20,484	52,662	76,007
Real Estate	7,997	9,781	21,549	28,378
Total revenue	50,716	50,258	168,949	180,434
Cost of revenue
LendingTree Loans	11,245	9,194	37,104	32,407
Exchanges and other	2,389	3,425	7,387	11,497
Real Estate	5,056	5,954	13,712	16,731
Total cost of revenue (exclusive of depreciation shown separately below)	18,690	18,573	58,203	60,635
Gross margin	32,026	31,685	110,746	119,799
Operating expenses
Selling and marketing expense	17,435	23,282	45,149	81,028
General and administrative expense	17,529	22,672	51,335	58,358
Product development	1,673	1,797	4,842	5,349
Restructuring expense	78	2,394	(158)	4,557
Amortization of intangibles	1,055	2,204	3,636	9,532
Depreciation	1,698	1,791	5,049	5,337
Asset impairments	—	—	3,903	164,335
Total operating expenses	39,468	54,140	113,756	328,496
Operating loss	(7,442)	(22,455)	(3,010)	(208,697)
Other income (expense)
Interest income	9	2	84	13
Interest expense	(149)	(169)	(451)	(497)
Other	—	(2)	—	(4)
Total other income (expense), net	(140)	(169)	(367)	(488)
Loss before income taxes	(7,582)	(22,624)	(3,377)	(209,185)
Income tax (provision) benefit	182	73	(121)	13,915
Net loss	$(7,400)	$(22,551)	$(3,498)	$(195,270)
Weighted average common shares outstanding	10,844	9,367	10,413	9,367
Weighted average diluted shares outstanding	10,844	9,367	10,413	9,367
Net loss per share available to common shareholders
Basic	$(0.68)	$(2.41)	$(0.34)	$(20.85)
Diluted	$(0.68)	$(2.41)	$(0.34)	$(20.85)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(unaudited)
	(In thousands, except share amounts)
ASSETS:
Cash and cash equivalents	$86,859	$73,643
Restricted cash and cash equivalents	12,826	15,204
Accounts receivable, net of allowance of $418 and $367, respectively	8,114	7,234
Loans held for sale ($80,116 and $85,638 measured at fair value, respectively)	81,931	87,835
Prepaid and other current assets	10,298	8,960
Total current assets	200,028	192,876
Property and equipment, net	13,320	17,057
Goodwill	13,185	9,285
Intangible assets, net	60,148	64,663
Other non-current assets	495	202
Total assets	$287,176	$284,083
LIABILITIES:
Warehouse lines of credit	$67,129	$76,186
Accounts payable, trade	5,431	3,541
Deferred revenue	1,633	1,231
Deferred income taxes	1,199	2,290
Accrued expenses and other current liabilities	42,042	37,146
Total current liabilities	117,434	120,394
Income taxes payable	470	862
Other long-term liabilities	11,042	9,016
Deferred income taxes	17,167	15,683
Total liabilities	146,113	145,955

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued and outstanding 10,892,405 and 9,369,381 shares, respectively	109	94
Additional paid-in capital	900,995	894,577
Accumulated deficit	(760,041)	(756,543)
Total shareholders’ equity	141,063	138,128
Total liabilities and shareholders’ equity	$287,176	$284,083

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net loss	$(3,498)	$(195,270)
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Loss on disposal of assets	949	—
Amortization of intangibles	3,636	9,532
Depreciation	5,049	5,337
Intangible impairment	3,903	33,378
Goodwill impairment	—	130,957
Non-cash compensation expense	3,060	10,024
Non-cash restructuring expense	161	1,092
Deferred income taxes	393	(13,916)
Gain on origination and sale of loans	(89,701)	(68,739)
Loss on impaired loans not sold	564	265
Loss on sale of real estate acquired in satisfaction of loans	51	202
Bad debt expense	325	577
Non-cash interest expense	—	76
Changes in current assets and liabilities:
Accounts receivable	(1,208)	2,812
Origination of loans	(2,232,380)	(1,728,458)
Proceeds from sales of loans	2,335,100	1,816,273
Principal payments received on loans	781	697
Payments to investors for loan losses and early payoff obligations	(5,641)	(3,780)
Prepaid and other current assets	(1,149)	2,988
Accounts payable and other current liabilities	3,580	(17,842)
Income taxes payable	(551)	2,376
Deferred revenue	(130)	(309)
Other, net	1,154	(118)
Net cash provided by (used in) operating activities	24,448	(11,846)
Cash flows from investing activities:
Contingent acquisition consideration	—	(14,487)
Acquisitions	(5,726)	—
Capital expenditures	(2,200)	(3,322)
Other, net	3,253	(142)
Net cash used in investing activities	(4,673)	(17,951)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	1,964,237	1,586,413
Repayments of warehouse lines of credit	(1,973,294)	(1,609,036)
Principal payments on long-term obligations	—	(20,045)
Capital contributions from IAC	—	109,417
Issuance of common stock	3,373	—
Excess tax benefits from stock-based awards	—	393
Increase in restricted cash	(875)	(872)
Net cash (used in) provided by financing activities	(6,559)	66,270
Net increase in cash and cash equivalents	13,216	36,473
Cash and cash equivalents at beginning of period	73,643	45,940
Cash and cash equivalents at end of period	$86,859	$82,413

TREE.COM’S RECONCILIATION OF SEGMENT RESULTS TO GAAP ($s in thousands)

	For the Three Months Ended September 30, 2009:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$24,109	$23,854	$7,997	$(5,244)	$50,716
Cost of revenue (exclusive of depreciation shown separately below)	11,245	1,849	5,056	540	18,690
Gross Margin	12,864	22,005	2,941	(5,784)	32,026
Operating Expenses:
Selling and marketing expense	5,820	15,637	1,221	(5,243)	17,435
General and administrative expense	5,276	1,934	2,075	8,244	17,529
Product development	165	762	363	383	1,673
Restructuring expense	(54)	50	53	29	78
Amortization of intangibles	70	337	641	7	1,055
Depreciation	741	246	302	409	1,698
Total operating expenses	12,018	18,966	4,655	3,829	39,468
Operating income (loss)	846	3,039	(1,714)	(9,613)	(7,442)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	70	337	641	7	1,055
Depreciation	741	246	302	409	1,698
EBITDA	1,657	3,622	(771)	(9,197)	(4,689)
Restructuring expense	(54)	50	53	29	78
Non-cash compensation	63	48	79	877	1,067
Adjusted EBITDA	$1,666	$3,720	$(639)	$(8,291)	$(3,544)

	For the Three Months Ended September 30, 2008:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$19,993	$25,625	$9,781	$(5,141)	$50,258
Cost of revenue (exclusive of depreciation shown separately below)	9,194	2,896	5,954	529	18,573
Gross Margin	10,799	22,729	3,827	(5,670)	31,685
Operating Expenses:
Selling and marketing expense	5,022	21,218	1,803	(4,761)	23,282
General and administrative expense	6,304	1,858	5,035	9,475	22,672
Product development	171	1,009	493	124	1,797
Restructuring expense	2,336	22	(28)	64	2,394
Amortization of intangibles	70	1,046	1,088	—	2,204
Depreciation	894	197	248	452	1,791
Total operating expenses	14,797	25,350	8,639	5,354	54,140
Operating loss	(3,998)	(2,621)	(4,812)	(11,024)	(22,455)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	70	1,046	1,088	—	2,204
Depreciation	894	197	248	452	1,791
EBITDA	(3,034)	(1,378)	(3,476)	(10,572)	(18,460)
Restructuring expense	2,336	22	(28)	64	2,394
Non-cash compensation	—	1,189	2,715	3,901	7,805
Adjusted EBITDA	$(698)	$(167)	$(789)	$(6,607)	$(8,261)

	For the Nine Months Ended September 30, 2009:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$94,738	$63,551	$21,549	$(10,889)	$168,949
Cost of revenue (exclusive of depreciation shown separately below)	37,104	5,760	13,712	1,627	58,203
Gross Margin	57,634	57,791	7,837	(12,516)	110,746
Operating Expenses:
Selling and marketing expense	12,032	40,079	3,919	(10,881)	45,149
General and administrative expense	16,524	7,390	7,130	20,291	51,335
Product development	412	2,201	1,244	985	4,842
Restructuring expense	(1,246)	108	792	188	(158)
Amortization of intangibles	210	493	2,926	7	3,636
Depreciation	2,287	643	849	1,270	5,049
Asset impairments	—	—	3,903	—	3,903
Total operating expenses	30,219	50,914	20,763	11,860	113,756
Operating income (loss)	27,415	6,877	(12,926)	(24,376)	(3,010)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	210	493	2,926	7	3,636
Depreciation	2,287	643	849	1,270	5,049
EBITDA	29,912	8,013	(9,151)	(23,099)	5,675
Restructuring expense	(1,246)	108	792	188	(158)
Asset impairments	—	—	3,903	—	3,903
Loss on disposal of assets	—	949	—	—	949
Non-cash compensation	199	467	210	2,184	3,060
Adjusted EBITDA	$28,865	$9,537	$(4,246)	$(20,727)	$13,429

	For the Nine Months Ended September 30, 2008:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$76,049	$92,813	$28,378	$(16,806)	$180,434
Cost of revenue (exclusive of depreciation shown separately below)	32,407	9,864	16,731	1,633	60,635
Gross Margin	43,642	82,949	11,647	(18,439)	119,799
Operating Expenses:
Selling and marketing expense	16,661	73,981	6,217	(15,831)	81,028
General and administrative expense	19,023	5,750	11,973	21,612	58,358
Product development	575	2,852	1,759	163	5,349
Restructuring expense	3,142	173	485	757	4,557
Amortization of intangibles	210	6,038	3,284	—	9,532
Depreciation	2,544	577	702	1,514	5,337
Asset impairments	898	102,630	60,807	—	164,335
Total operating expenses	43,053	192,001	85,227	8,215	328,496
Operating income (loss)	589	(109,052)	(73,580)	(26,654)	(208,697)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	210	6,038	3,284	—	9,532
Depreciation	2,544	577	702	1,514	5,337
EBITDA	3,343	(102,437)	(69,594)	(25,140)	(193,828)
Restructuring expense	3,142	173	485	757	4,557
Asset impairments	898	102,630	60,807	—	164,335
Non-cash compensation	—	1,519	3,432	5,073	10,024
Adjusted EBITDA	$7,383	$1,885	$(4,870)	$(19,310)	$(14,912)

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses in the financial services and real estate industries including LendingTree®, LendingTree Loans sm, GetSmart®, Home Loan Center, RealEstate.com, iNest®, and RealEstate.com, REALTORS®.  Together, they serve as an ally for consumers who are looking to comparison shop loans, real estate and other financial products from multiple businesses and professionals who compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Segment Information

The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

Following the spin-off from IAC, the new chief operating decision maker began to realign the Tree.com businesses into new operating segments.  In the first quarter of 2009, management completed its realignment of staffing and direct revenue and costs for each new segment and created reporting structures to enable the chief operating decision maker and management to evaluate the results of operations for each of these new segments on a comparative basis with prior periods.  In prior periods, the segments “Lending” and “Real Estate” were presented, which have been changed to “LendingTree Loans”, “Exchanges”, and “Real Estate” segments.  Additionally, certain shared indirect costs that are described below are reported as “Unallocated — Corporate”.  All items of segment information for prior periods have been restated to conform to the new reportable segment presentation.

The expenses presented for each of the business segments include an allocation of certain corporate expenses that are identifiable and directly benefit those segments.  The unallocated expenses are those corporate overhead expenses that are not directly attributable to a segment and include: corporate expenses such as finance, legal, executive, technology support, and human resources, as well as elimination of inter-segment revenue and costs.

LendingTree Loans

The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. (“HLC”) (d/b/a LendingTree Loans).  The HLC and LendingTree Loans brand names are collectively referred to as “LendingTree Loans.”

Exchanges

The Exchanges segment consists of online lead generation networks and call centers (principally LendingTree.com and GetSmart.com) that connect consumers and service providers principally in the lending and higher education marketplaces.

Real Estate

Real Estate consists of a proprietary full service real estate brokerage (RealEstate.com, REALTORS®) that operates in 20 U.S. markets, as well as an online lead generation network accessed at www.RealEstate.com, that connects consumers with real estate brokerages around the country.

Definition of Tree.com’s Non-GAAP Measures

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP.  These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated.  Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) proceeds from litigation settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items.  Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com’s segments, but excludes the effects of any other non-cash expenses.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting.  Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature.  For the periods presented in this release, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA and Adjusted EBITDA are presented before one-time items, if applicable.  These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.  For the periods presented in this release, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options.  These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding.  Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions.  At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Reconciliation of EBITDA and Adjusted EBITDA

For a reconciliation of EBITDA and Adjusted EBITDA to operating income (loss) for Tree.com’s operating segments for the three and nine months ended September 30, 2009 and 2008, see the table above.

Interest Rate Risk

Tree.com’s exposure to market rate risk for changes in interest rates relates primarily to its interest rate lock commitments, loans held for sale, and LendingTree Loans’ lines of credit.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com